                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)

                        UNDER THE SECURITIES ACT OF 1934

                            JDA Software Group, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   46612K 10 8
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 5 Pages

-------------------------                                   -------------------
CUSIP No. 46612K 10 8                13G                     Page 2 of 5 Pages
-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Frederick M. Pakis
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                             (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OR ORGANIZATION

             United States
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
                                    1,072,016



     NUMBER OF
      SHARES       -------------------------------------------------------------
   BENEFICIALLY     6  SHARED VOTING POWER
     OWNED BY                       0
       EACH
    REPORTING      -------------------------------------------------------------
      PERSON        7  SOLE DISPOSITIVE POWER
       WITH                         1,072,016

                   -------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,072,016
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

                         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

ITEM 1(a)   NAME OF ISSUER:

            JDA Software Group, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            11811 North Tatum Blvd., Suite 2000, Phoenix, AZ 85028

ITEM 2(a)   NAME OF PERSON FILING:

            Frederick M. Pakis

ITEM 2(b)   ADDRESS OF PERSON FILING:

            c/o JDA Software Group, Inc.
            11811 North Tatum Blvd., Suite 2000

            Phoenix, AZ 85028

ITEM 2(c)   CITIZENSHIP:

            United States

ITEM 2(d)   CLASS OF SECURITIES:

            Common Stock, $0.01 par value

ITEM 2(e)   CUSIP NUMBER:

            46612K 10 8

ITEM 3      STATUS OF PERSON FILING:

            Not Applicable

                                                               Page 4 of 5 Pages

ITEM 4      OWNERSHIP (AT DECEMBER 31, 1997):

            (a) AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE 13d-3:

            1,072,016 shares

            (b) PERCENT OF CLASS:

            As of December 31, 1997, the percentage of the class represented by the shares held by Reporting Person as reported in Item 4(a) above was approximately 8.2%.

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   sole power to vote or direct the vote: 1,072,016 shares

                  (ii)  shared power to vote or direct the vote: 0 shares

                  (iii) sole power to dispose or to direct the disposition of:
                        1,072,016 shares

                  (iv)  shared power to dispose or to direct disposition of:
                        0 shares

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

            Not Applicable

ITEM 7      IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY.

            Not Applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS.

            Not Applicable

ITEM 9      NOTICE OF DISSOLUTION.

            Not Applicable

ITEM 10     CERTIFICATION.

            Not Applicable

                                                               Page 5 of 5 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                           /s/  Frederick M. Pakis
                                           ------------------------------------
                                                Frederick M. Pakis